UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

MIND MEDICINE (MINDMED) Inc.
(Name of Registrant as Specified In Its Charter)

FCM MM HOLDINGS, LLC JAKE S. FREEMAN CHAD BOULANGER Dr. SCOTT FREEMAN Dr. FARZIN FARZANEH VIVEK JAIN ALEXANDER J. WODKA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FCM MM Holdings, LLC, a Wyoming limited liability company, together with the other participants in its solicitation (collectively, “FCM”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual general meeting of shareholders of Mind Medicine (MindMed) Inc., a British Columbia corporation.

Item 1: On June 5, 2023, FCM issued the following press release:

ISS Appears to Rely on MindMed's False and Misleading Statements to Justify the Company's Abysmal Performance; Seemingly Ignores MindMed's Apparent Disregard of Patient Safety

ISS Dismissed 47% Stock Price Drop Following September 2022 Financing as In Line with “Sectoral Trends”, in a Baffling Lack of Critical Analysis and Seemingly in Opposition to the Factual Circumstances

After Recommending Removal of Chair Vallone in 2022, ISS Appears to Blindly Accept Vallone’s and MindMed’s Justifications for Poor Development Decisions, Destructive Financing, and Bloated Compensation

ISS Report Reiterates MindMed’s False Statements About General and Administrative Costs; Ignores FCM’s Explicit Refutation

Flawed and Superficial ISS Analysis of MindMed’s Clinical Strategy Leans Heavily on Paid and Conjectural Report from Greenleaf; Ignores FCM’s Unrefuted Analysis of Real-World Drug Outcomes

FCM Believes that Following ISS’ Recommendation Would Likely Condemn MindMed Shareholders to Value Destructive Path

FCM Urges Institutions, Individuals to Reach Out with Any Questions or Comments

Vote on FCM’s BLUE Proxy to Restore Shareholder Value at MindMed

SHERIDAN, Wyo., June 5, 2023 (GLOBE NEWSWIRE) -- FCM MM Holdings, LLC (“FCM”), representing approximately 3.5% of the outstanding common shares of Mind Medicine (MindMed) Inc. (NASDAQ: MNMD) (“MindMed” or the “Company”), today condemned the report issued by proxy advisor Institutional Shareholder Services Inc. (“ISS”) for the following reasons, among others:

1.	ISS’ dismissal of the 47% drop of MindMed’s shares following the September 2022 financing as merely in line with ‘sectoral trends’, notwithstanding that MindMed’s peers (along with MindMed) began selling off two weeks later, is illustrative of its lack of critical analysis.

2.	To accept ISS’ recommendation to stay the course would be to ignore the Board’s failed clinical strategy that continues to destroy shareholder value.

3.	We believe MindMed’s Board must be held accountable for their inability to act as independent fiduciaries for shareholders, punishing shareholders with a massively dilutive financing, and allowing management free rein to spend scarce shareholder capital.

4.	ISS not only flip-flops on its 2022 recommendation to remove Carol Vallone as Chair of the Board, but then takes Ms. Vallone’s word, as chair of compensation committee, for why she is deserving of “outlier” compensation.

5.	ISS Report parroted MindMed’s previously refuted statement regarding MindMed’s G&A costs relative to Compass Pathways.

6.	ISS Report turns a blind eye to report that MindMed took actions that we believe jeopardized patient safety by giving a drug at 35 times the dose the FDA had deemed safe.

“ISS completely missed the mark in its flawed analysis that uncritically accepts the false and misleading statements made by MindMed in its campaign. I will personally sit down with shareholders who have any questions or clarifications regarding the report,” said FCM nominee Dr. Scott Freeman.

“We are gratified by the many shareholders who have contacted us to voice their support for our plan to put MindMed back on track. Our plan for MindMed includes starting a Phase III trial for MM-120, reigning in bloated overhead and executive compensation, and putting shareholders first. Shareholders have also expressed their strong support for our willingness to put our money where our mouth is and lock up our shares until June 2025, to demonstrate our alignment with our fellow shareholders, something MindMed’s Board and management has not offered,” continued Dr. Freeman.

In arriving at its flawed and superficial report, ISS bafflingly dismissed serious deficiencies noted in their report about the Board’s oversight of the Company, including:

•	MindMed’s fundamentally flawed clinical development strategy that has been plagued by delays and failure.

•	MindMed management’s lack of experience and expertise, with executives and advisors Barrow, Karlin, and Liechti never having brought a drug to market, that has led to fundamental errors in the Company’s approach to clinical development.

•	Ignoring FCM’s unrefuted analysis of real-world CNS drug outcomes, while accepting Greenleaf Health, Inc.’s paid report as sufficient validation for the Company’s clinical path and failing to note that the report did not deny the ability of MindMed to execute FCM’s superior plan.

•	The Company’s September 2022 financing was punitive and massively dilutive to existing shareholders – that by ISS’ acknowledgement took the shares down over 47% the day after the financing – which ISS characterized implausibly as in line with “sectoral trends.”

•	Analyst projections showing that MindMed is expected to run out of money in 2024 and that shareholders should expect 50-100% dilution to compensate.

•	The Company’s bloated G&A expenses and headcount that are consuming scarce shareholder capital that should be devoted to clinical development.

•	A massive pay for performance disconnect that continues to reward management for their failed leadership.

The ISS report failed to address critical issues that FCM raised including:

•	MindMed’s MM-110 program that dosed patients at 35 times higher than what had been deemed safe by the FDA, then obscured the facts about the program in successive investor disclosures, and ultimately wasted $19 million.

•	The Board’s lack of alignment with shareholders, owning just 0.22%[1] of the outstanding MindMed shares vs. FCM’s 3.5% beneficial ownership, which our principals have committed to hold until June 15, 2025.

•	The numerous unfulfilled promises that MindMed has made include purported partnerships in digital medicine and Phase II trials.

•	FCM’s credible plan and nominees who can put MindMed’s drug development plan back on track.

Vote the BLUE Proxy to Support FCM’s Plan to Restore Value for All Shareholders

Shareholders who have questions or require any assistance with their vote, please contact Okapi Partners LLC, at (855) 305-0856 or info@okapipartners.com

About FCM

FCM MM Holdings, LLC is a special purpose vehicle set-up to represent nine early investors in MindMed, including Dr. Scott Freeman and Mr. Chad Boulanger. FCM is managed by Mr. Jake Freeman and each of FCM’s stakeholders are deeply invested in MindMed’s long-term success.

Shareholder Contact:

Okapi Partners LLC

info@okapipartners.com

(855) 305-0856

Media:

Riyaz Lalani & Dan Gagnier

Gagnier Communications

fcmmm@gagnierfc.com

Additional Information

FCM and its nominees (Dr. Scott Freeman, Dr. Farzin Farzaneh, Mr. Vivek Jain, and Mr. Alexander Wodka) beneficially own, own, control or exercise direction over an aggregate of 1,009,181 common shares of MindMed (“Shares”). FCM may be deemed to control an additional 359,357 Shares pursuant to a proxy coordination agreement.

Information in Support of Public Broadcast Solicitation

Shareholders are being asked at this time to execute a proxy in favour of FCM's nominees for election to the Board at the meeting of shareholders of MindMed to be held on June 15, 2023 (the “AGM”) or any other resolutions at the AGM. In connection with the AGM, FCM has filed definitive proxy materials with the Securities and Exchange Commission (the “Final FCM Circular”) containing further disclosure concerning FCM's nominees for election to the Board at the AGM, together with additional details concerning the completion and return of forms of proxy and voting information forms (“VIFs”) for use at the AGM. Shareholders of MindMed are urged to read the Final FCM Circular because it contains important information.

1 Based on direct ownership of Common Shares and does not include derivative exposure.

The below disclosure is provided pursuant to section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations in accordance with securities laws applicable to public broadcast solicitations.

This press release and any solicitation made by FCM in advance of the AGM is, or will be, as applicable, made by FCM and not by or on behalf of the management of MindMed.

FCM intends to make its solicitation primarily by mail, but proxies may also be solicited personally by telephone, email or other electronic means, as well as by newspaper or other media advertising or in person, by FCM, certain of its members, partners, directors, officers and employees, FCM's nominees or FCM's agents, including Okapi Partners LLC (“Okapi”), which has been retained by FCM as its strategic shareholder advisor and proxy solicitation agent. Pursuant to the agreement between Okapi and FCM, Okapi will receive a fee of up to $75,000, plus customary fees for each call to or from shareholders of MindMed, and will be reimbursed for certain out-of-pocket expenses, with all such costs to be borne by FCM. In addition, FCM may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, by way of public broadcast, including press release, speech or publication, and in any other manner permitted under applicable Canadian laws. Any members, partners, directors, officers or employees of FCM and their affiliates or other persons who solicit proxies on behalf of FCM will do so for no additional compensation. The anticipated cost of FCM’s solicitation is estimated to be $400,000 plus disbursements. The costs incurred in the preparation and mailing the Final FCM Circular, and the solicitation of proxies by FCM will be borne by FCM, provided that, subject to applicable law, FCM may seek reimbursement from MindMed of FCM's out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the Board.

A registered shareholder of MindMed who has given a proxy may revoke the proxy at any time prior to use by:

(a) depositing an instrument in writing revoking the proxy, if the shareholder is an individual signed by the shareholder or his or her legal personal representative or trustee in bankruptcy, and if the shareholder is a corporation signed by the corporation or by a representative appointed for the corporation, either: (i) at the registered office of MindMed at any time up to and including the last business day preceding the day of the AGM or any adjournment(s) thereof, at One World Trade Center, Suite 8500, New York, New York 10007; or (ii) with the chairman of the AGM on the day of the AGM or any adjournment(s) thereof before any vote in respect of which the proxy has been given has been taken; or

(b) revoking the proxy in any other manner permitted by law.

A non-registered shareholder may revoke a form of proxy or VIF given to an intermediary or Broadridge Investor Communications (or any such other service company) at any time by submitting another properly completed form of proxy or VIF, as the latest form of proxy or VIF will automatically revoke any previous one already submitted, or by written notice to the intermediary in accordance with the instructions given to the non-registered shareholder by its intermediary.

Neither FCM, nor any of its directors or officers, or any associates or affiliates of the foregoing, nor any of FCM's nominees for election to the Board at the AGM, or their respective associates or affiliates, has: (i) any material interest, direct or indirect, in any transaction since the beginning of MindMed's most recently completed financial year or in any proposed transaction that has materially affected or would materially affect MindMed or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the upcoming meeting of MindMed shareholders, other than the election of directors; except (a) as disclosed herein; and (b) that on August 31, 2020, Dr. Scott Freeman entered into a consulting agreement with MindMed, which, among other things, granted Dr. Scott Freeman 26,389 vested options with a strike price of CAD$4.95 per share and 16,667 unvested options with a strike price of CAD$4.95 per share.

The registered address of MindMed is located at One World Trade Center, Suite 8500, New York, New York, 10007. Copies of this press release and the Final FCM Circular may be obtained on MindMed’s SEDAR profile at www.sedar.com.

Item 2: On June 5, 2023, FCM sent the following materials via e-mail to certain shareholders of the Company: